Exhibit (e)(44)
ERIE FAMILY LIFE INSURANCE COMPANY
SURPLUS NOTE

$25,000,000.00	Erie, Pennsylvania August 26, 2003
          FOR CASH RECEIVED, the undersigned, ERIE FAMILY LIFE INSURANCE COMPANY (“EFL”), a Pennsylvania stock life insurance company, hereby promises to pay to the order of Erie Indemnity Company (“ERIE”), a Pennsylvania corporation, at ERIE’s office located at 100 Erie Insurance Place, Erie, Pennsylvania, 16530, or at such other place as the holder hereof may hereafter designate in writing, the principal sum of TWENTY-FIVE MILLION DOLLARS ($25,000,000.00) in lawful money of the United States as herein provided.
          1. This Note has been issued in accordance with Section 322.1 of the Insurance Company Law of 1921 as amended by the Act of December 18, 1992, P.L. 792 No. 178 (40 P.S. §445.1).
          2. While any principal amount of this Note is outstanding, there shall be paid by EFL to ERIE or credited to ERIE, commencing upon the date of this Note, interest on the principal amount of this Note which may be outstanding from time to time, at the annual rate of 6.70 percent (%) (“Interest”); which payment of Interest shall be subject to the prior approval of the Insurance Commissioner of the Commonwealth of Pennsylvania (the “Commissioner”). For the purpose of calculating the interest due on the unpaid principal balance, such interest shall be computed on and as of the last day of each calendar quarter.

          3. Notwithstanding any other provision in this Note, no payment of all or any portion of the principal amount of this Note shall be demanded by ERIE prior to December 31, 2018, provided that EFL may pay, upon ten (10) days’ prior written notice to ERIE, the Interest on, or all or any portion of the principal of, this Note at any time without premium or penalty, subject to the prior consent of the Commissioner to such repayment in accordance with the provisions of Section 322.1 of the Insurance Company Law of 1921 (40 P.S. §445.1). Any payment by EFL to ERIE shall first be applied to any approved, accrued, unpaid Interest and then to the principal amount of the Note outstanding.
          Commencing on December 31, 2018 the outstanding principal balance of this Note (including all accrued Interest) shall be repayable on demand by ERIE or under such terms as ERIE may elect, subject to the prior consent of the Commissioner and the Board of Directors of EFL to such repayment in accordance with the provisions of law. Payment of principal and/or interest is subordinated to payment of all other liabilities of EFL.
          ERIE acknowledges that pursuant to Section 322.1 of the Insurance Company Law of 1921, all funds represented by this Note and the Interest may be repaid only out of unassigned surplus of EFL with the prior approval of the Commissioner, whenever, in the Commissioner’s judgment, the financial condition of EFL permits such payment. If unassigned surplus is insufficient and EFL is unable to make payments of principal and/or interest in a given year, the interest earned for that year will be forfeited and cannot be paid in subsequent years unless EFL establishes unpaid interest as a liability in each annual and quarterly statement filed with the Insurance Commissioner.
          4. ERIE may not assign this Note, the Interest, or any Interest herein without the prior written consent of EFL and without prior approval of the Commissioner and the Board of Directors of EFL of its intent to assign.
          5. This Note has been taken for investment. This Note has not been registered under the Securities Act of 1933, as amended (the “Act”), or the securities laws of any state and this Note may not be offered for sale, sold or otherwise disposed of without registration under the Act and applicable state securities laws or there having been furnished to EFL an opinion of counsel, satisfactory to EFL, that such registration is not required and the reasons therefor.
          6. The principal borrowed, pursuant to this Note, shall not form a part of the legal liabilities and shall not be a basis of any setoff; but, until repaid, all statements published or filed with the Commissioner by EFL shall show, as a footnote thereto, the amount thereof then remaining unpaid and that payment of principal and interest is subject to the Commissioner’s approval.
          7. EFL shall not record interest as a liability nor an expense until approval for payment of such interest has been granted by the Commissioner. All interest, including interest in arrears, shall be expensed in EFL’s statement of operations when approved for payment. Unapproved interest shall not be reported through operations, shall not be represented as an addition to the principal or notional amount of the instrument, and shall not accrue further interest, i.e., interest on interest.
          8. In the event of the liquidation of EFL, repayment of the balance of the borrowed funds and any accrued interest then due and owing shall be subordinate to policyholder, claimant and beneficiary claims as well as debts owed to all other classes of creditors except those of the shareholders of EFL.
          9. This Note, and all of the covenants and conditions hereinabove contained, shall be binding upon and inure to the benefit of ERIE and EFL and their respective successors or assigns and upon request of ERIE, EFL shall furnish to ERIE such note, loan, certificate, or other evidence of this indebtedness, as ERIE may request.
          10. This Note, and the rights and obligations of the parties hereunder, shall be construed in accordance with, and governed by, Pennsylvania law.
          IN WITNESS WHEREOF, the undersigned has executed this Note this 26th day of August, 2003.
(SEAL)

ATTEST:	ERIE FAMILY LIFE INSURANCE COMPANY

/s/ Jan R. Van Gorder	By	/s/ Jeffrey A. Ludrof

Jan R. Van Gorder		Jeffrey A. Ludrof

Senior Executive Vice President, Secretary and General Counsel		President and CEO

Agreed to and Accepted this 26th day of August, 2003

(SEAL)

ATTEST:	ERIE INDEMNITY COMPANY

/s/ Jan R. Van Gorder	By	/s/ Philip A. Garcia

Jan R. Van Gorder		Philip A. Garcia
Senior Executive Vice President, Secretary		Executive Vice President and
and General Counsel		Chief Financial Officer

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